Prospectus Supplement	Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated October 11, 2017)	Registration No. 333‑220263

NextDecade Corporation

142,177,092 Shares of Common Stock

The following information supplements and amends the prospectus dated October 11, 2017 (the “Prospectus”) of NextDecade Corporation (the “Company”) relating to the offer and sale from time to time by the selling stockholders named therein (the “Selling Stockholders”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), which includes: (i) 103,071,893 shares of Common Stock issued to the Selling Stockholders, (ii) up to 12,031,895 shares of Common Stock that are issuable upon the exercise of warrants issued in connection with our initial public offering, which closed on March 23, 2015, and that are exercisable for one share of Common Stock at an exercise price of $11.50 per share (the “Warrants”), (iii) up to 19,573,304 shares of our Common Stock that are issuable to certain of our Selling Stockholders upon the Company achieving certain milestones (the “Contingent Shares”) and (iv) up to 7,500,000 restricted shares of Common Stock that are issuable to certain of our Selling Stockholders upon the Company’s achieving certain milestones (the “Restricted Stock”).

The purpose of this prospectus supplement is to modify the “Selling Stockholders” section of the Prospectus to (i) reflect the transfers of all shares of Common Stock previously held and offered under the Prospectus by York Select Investors Master Fund, L.P., York Select, L.P., and York Select Master Fund, L.P. to one of their York affiliates, York Select Strategy Master Fund, L.P.,  (ii) to replace each of the Transferors with York Select Strategy Master Fund, L.P. as a Selling Stockholder and (iii) update the holdings of the other Selling Stockholders included in the Prospectus as of the date of this prospectus supplement.  Each of the Transferors is listed as a Selling Stockholder in the Prospectus.

This prospectus supplement should be read in conjunction with the Prospectus, which is required to be delivered with this prospectus supplement. This prospectus supplement is qualified in its entirety by reference to the Prospectus except to the extent that the information herein modifies or supersedes the information contained in the Prospectus. Except as amended by this prospectus supplement, the “Selling Stockholders” section of the  Prospectus is not otherwise affected by this prospectus supplement.

Investing in our Common Stock involves risks. Please read “Risk Factors” on page 7 of the Prospectus to read about factors you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 17, 2017.

SELLING STOCKHOLDERS

The information appearing in the table below with respect to the Selling Stockholders supersedes in its entirety the information with respect to the Selling Stockholders appearing on page 10 of the Prospectus under the heading “Selling Stockholders.”

	Before the Offering			After the Offering (assuming the sale of all shares that may be sold hereunder)
Name and Address of Beneficial Owner(1) (†)	Number of Shares	Percentage of Outstanding Common Stock	Maximum Number of Shares To Be Offered	Number of Shares	Percentage of Outstanding Common Stock
Kathleen Eisbrenner(2)	8,685,633	8.17%	8,685,633	—	—
Raymond Eisbrenner(3)	28,499	*	28,499	—	—
René van Vliet(4)	166,246	*	166,246	—	—
Alfonso Puga(5)	94,998	*	94,998	—	—
Benjamin Atkins(6)	92,623	*	92,623	—	—
Shaun Davison(7)	132,997	*	132,997	—	—
Krysta De Lima(8)	68,873	*	68,873	—	—
James Spencer	12,233	*	12,233	—	—
Eric S. Rosenfeld(9)	1,576,213	1.48%	1,576,213	—	—
David D. Sgro(10)	274,625	*	274,625	—	—
Gregory Monahan(11)	118,869	*	118,869	—	—
Thomas Kobylarz(12)	53,285	*	53,285	—	—
John P. Schauerman(13)	30,186	*	30,186	—	—
Adam J. Semler(14)	22,686	*	22,686	—	—
Leonard B. Schlemm(15)	182,792	*	244,299	—	—
Joel Greenblatt(16)	30,186	*	30,186	—	—
Jeff Hastings(17)	201,240	*	201,240	—	—
NPIC Limited(18)	40,000	*	40,000	—	—
The K2 Principal Fund L.P.(19)	40,000	*	40,000	—	—
York Entities(20)	57,714,503	54.31%	57,714,503	—	—
Valinor Entities(21)	19,497,563	18.35%	19,497,563	—	—
Halcyon Entities(22)	9,531,153	8.96%	9,531,153	—	—
GE Oil & Gas, LLC(23)	3,211,391	3.02%	3,211,391	—	—
DKU 2013, LLC(24)	392,417	*	392,417	—	—
Covalent Capital Partners Master Fund, L.P.(25)	274,648	*	274,648	—	—
NexPoint Credit Strategies Fund(26)	815,555	*	815,555	—	—
J. Stephen Emerson IRA	26,476	*	26,476	—	—
J. Stephen Emerson Roth IRA	26,474	*	26,474	—	—

*     Less than one percent.

(†)  Except as otherwise indicated below, based on the information provided to us by the Selling Stockholders, none of the Selling Stockholders is a broker-dealer or an affiliate of a broker-dealer. Each of the Selling Stockholders listed below acquired the securities offered in this prospectus in the ordinary course of their business, and at the time of such acquisition, none were a party to any agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the securities offered hereby.

(1)	Unless otherwise indicated, the business address of each of the Selling Stockholders is c/o NextDecade Corporation, 3 Waterway Square Place, Suite 400, The Woodlands, Texas 77380.

(2)

Upon completion of the Business Combination, Kathleen Eisbrenner became the Chief Executive Officer and a director of NextDecade Corporation. Prior to the Business Combination, she founded NextDecade, LLC and served as its Chairman, and Chief Executive Officer.

(3)	Raymond Eisbrenner is the husband of Kathleen Eisbrenner.
(4)

Upon completion of the Business Combination, René van Vliet became the Chief Operating Officer and a director of NextDecade Corporation. Prior to the Business Combination, he served as the Chief Operating Officer and Chief Project Officer of NextDecade, LLC.

(5)

Upon completion of the Business Combination, Alfonso Puga became the Chief Commercial Officer of NextDecade Corporation. Prior to the Business Combination, he served as the Chief Commercial Officer of NextDecade, LLC.

(6)

Upon completion of the Business Combination, Benjamin Atkins became the Chief Financial Officer of NextDecade Corporation. Prior to the Business Combination, he served as the Chief Financial Officer of NextDecade, LLC.

(7)

Upon completion of the Business Combination, Shaun Davison became the Senior Vice President, Development & Regulatory Affairs of NextDecade Corporation. Prior to the Business Combination, he served as the Senior Vice President, Development & Regulatory Affairs of NextDecade, LLC.

(8)

Upon completion of the Business Combination, Krysta De Lima became the General Counsel of NextDecade Corporation. Prior to the Business Combination, she served as the General Counsel of NextDecade, LLC.

(9)

Upon completion of the Business Combination, Eric S. Rosenfeld became a director of NextDecade Corporation. Prior to the Business Combination, he served as the Chairman and Chief Executive Officer of Harmony.  Beneficial ownership includes 90,744 shares held by the Rosenfeld Children’s Successor Trust, a trust established for Mr. Rosenfeld’s children.  Beneficial ownership includes 96,232 shares of Common Stock issuable upon exercise of warrants.

(10)

Upon completion of the Business Combination, David D. Sgro became a director of NextDecade Corporation. Prior to the Business Combination, he served as Chief Operating Officer, Secretary and director of Harmony.  Includes 2,606 shares of Common Stock issuable upon exercise of warrants.

(11)	Prior to the Business Combination, Gregory Monahan served as special advisor to Harmony. Beneficial ownership includes 1,128 shares of Common Stock issuable upon exercise of warrants.
(12)	Prior to the Business Combination, Thomas Kobylarz served as a director of Harmony. Beneficial ownership includes 505 shares of Common Stock issuable upon exercise of warrants.
(13)	Prior to the Business Combination, John P. Schauerman served as a director of Harmony. Beneficial ownership includes 7,500 shares of Common Stock issuable upon exercise of warrants.
(14)	Prior to the Business Combination, Adam J. Semler served as a director of Harmony. Beneficial ownership includes 7,500 shares of Common Stock issuable upon exercise of warrants.
(15)	Prior to the Business Combination, Leonard B. Schlemm served as a director of Harmony. Beneficial ownership includes 61,507 shares of Common Stock issuable upon exercise of warrants.
(16)	Prior to the Business Combination, Joel Greenblatt served as special advisor to Harmony. Beneficial ownership includes 7,500 shares of Common Stock issuable upon exercise of warrants.
(17)	Prior to the Business Combination, Jeff Hastings served as special advisor to Harmony. Beneficial ownership includes 50,000 shares of Common Stock issuable upon exercise of warrants.

(18)	The business address of NPIC Limited is 401 Bay Street, Suite 1900, P.O Box 19, Toronto, ON MSH 244.
(19)	The business address of The K2 Principal Fund, L.P. is 2 Bloor St West, Suite 801, Toronto, Ontario, M4W 3E2. Information derived from a Schedule 13G filed on April 23, 2015.
(20)

The business address of the York Entities is 767 Fifth Avenue New York, NY 10153. Consists of 12,588,035 shares of Company common stock held by York Credit Opportunities Investments Master Fund, L.P.; 2,514,671 shares of Company common stock held by York European Distressed Credit Fund II, L.P.; 13,524,492 shares of Company common stock held by York Multi-Strategy Master Fund, L.P.; 11,714,407 shares of Company common stock held by York Credit Opportunities Fund, L.P.; 9,211,476 shares of Company common stock held by York Capital Management, L.P.; and 8,161,422 shares of Company common stock held by York Select Strategy Master Fund L.P.

(21)

The business address of the Valinor Entities is 510 Madison Avenue, 25th Floor, New York, NY 10022. Consists of 10,372,993 shares of Company common stock held by Valinor Capital Partners Offshore Master Fund, L.P.;  4,808,255 shares of Company common stock held by VND Partners, L.P.; 3,820,133 shares of Company common stock held by Valinor Capital Partners SPV XIX, LLC; and 496,182 shares of Company common stock held by Valinor Capital Partners SPV XXII, LLC.

(22)

The business address of the Halcyon Entities is 477 Madison Avenue, 8th Floor, New York, NY 10022. Consists of 325,165 shares of Company common stock held by Halcyon Master Fund L.P.; 4,075,531 shares of Company common stock held by HCN L.P.; 2,644,188 shares of Company common stock held by Halcyon Mount Bonnell Fund LP; 1,743,333 shares of Company common stock held by Halcyon Energy, Power, and Infrastructure Capital Holdings LLC; and 635,436 shares of Company common stock held by First Series of HDML Fund I LLC. Beneficial ownership includes 107,500 shares of Company common stock issuable upon exercise of warrants held by Halcyon Master Fund L.P.

(23)	The business address of GE Oil & Gas, LLC is 4425 Westway Park Blvd., Westway 3, Houston, Texas 77041.
(24)

The business address of DKU 2013, LLC is c/o Lyrical Partners, L.P. 250 W. 55th Street, 37th Floor, New York, New York 10019.  Beneficial ownership includes 97,500 shares of Common Stock issuable upon exercise of warrants.

(25)

The business address of Covalent Capital Partners Master Fund, L.P. is Reservoir Woods, 930 Winter St STE 2800, Waltham, Massachusetts 02451. Beneficial ownership includes 92,417 shares of Common Stock issuable upon exercise of warrants.

(26)	The business address of NexPoint Credit Strategies Fund is 300 Crescent Court, Suite 700, Dallas, Texas 75021.

The information appearing in the table below with respect to the Selling Stockholders supersedes in its entirety the information with respect to the Selling Stockholders appearing on page 14 of the Prospectus under the heading “Selling Stockholders.”

Name and Address of Beneficial Owner(1) (†)	Common Stock Currently Outstanding	Common Stock Issuable Upon Exercise of Milestones	Common Stock Issuable Upon Achievement of Warrants	Restricted Shares of Common Stock Issuable Upon Achievement of Milestones**	Total	Percentage of Common Stock
Kathleen Eisbrenner(2)	8,685,633	—	2,072,369	2,093,579	12,851,581	8.84%
Raymond Eisbrenner(3)	28,499	—	31,351	163,137	222,987	*
René van Vliet(4)	166,246	—	182,883	951,627	1,300,756	*
Alfonso Puga(5)	94,998	—	104,504	543,786	743,288	*
Benjamin Atkins(6)	92,623	—	101,892	530,192	724,707	*
Shaun Davison(7)	132,997	—	146,306	761,302	1,040,605	*
Krysta De Lima(8)	68,873	—	75,766	394,246	538,885	*
James Spencer	12,233	—	1,712	—	13,945	*
Eric S. Rosenfeld(9)	1,479,981	96,232	—	—	1,576,213	1.08%
David D. Sgro(10)	272,019	2,606	—	—	274,625	*
Gregory Monahan(11)	117,741	1,128	—	—	118,869	*
Thomas Kobylarz(12)	52,780	505	—	—	53,285	*
John P. Schauerman(13)	22,686	7,500	—	—	30,186	*
Adam J. Semler(14)	15,186	7,500	—	—	22,686	*
Leonard B. Schlemm(15)	182,792	61,507	—	—	244,299	*
Joel Greenblatt(16)	22,686	7,500	—	—	30,186	*
Jeff Hastings(17)	151,240	50,000	—	—	201,240	*
NPIC Limited(18)	40,000	—	—	—	40,000	*
The K2 Principal Fund L.P.(19)	40,000	—	—	—	40,000	*
York Entities(20)	57,714,503	—	11,221,408	—	68,935,911	47.40%
Valinor Entities(21)	19,497,563	—	3,500,169	—	22,997,732	15.81%
Halcyon Entities(22)	9,423,653	107,500	1,633,413	—	11,164,566	7.68%
GE Oil & Gas, LLC(23)	3,211,391	—	415,962	—	3,627,353	2.49%
DKU 2013, LLC(24)	294,917	97,500	—	—	392,417	*
Covalent Capital Partners Master Fund, L.P.(25)	182,231	92,417	—	—	274,648	*
NexPoint Credit Strategies Fund(26)	815,555	—	85,569	—	901,124	*
J. Stephen Emerson IRA	26,476	—	—	—	26,476	*
J. Stephen Emerson Roth IRA	26,474	—	—	—	26,474	*

*     Less than one percent.

**   Subject to adjustment based on outstanding shares of our Common Stock immediately preceding the respective milestone achievement dates for the restricted shares of common stock.

(†)  Except as otherwise indicated below, based on the information provided to us by the Selling Stockholders, none of the Selling Stockholders is a broker-dealer or an affiliate of a broker-dealer. Each of the Selling Stockholders listed below acquired the securities offered in this prospectus in the ordinary course of their business, and at the time of such acquisition, none were a party to any agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the securities offered hereby.

(1)	Unless otherwise indicated, the business address and related information of each beneficial owner is the same as noted in the corresponding footnote to the Selling Stockholders table.